Exhibit 99.1

News Release

Media Line: 410 470-7433
www.constellation.com

Media Contacts:	Lawrence McDonnell
(410) 470-7433

Investor Contact:	Carim Khouzami
(410) 470-6440

Constellation Energy Announces Retirement of Vice Chairman and Chief Operating Officer Michael J. Wallace

BALTIMORE, Dec. 17, 2010 - Constellation Energy (NYSE: CEG) today announced  Michael J. Wallace, vice chairman and chief operating officer, will retire from Constellation Energy effective April 2011.  Wallace, 63, will also retire as chairman of Constellation Energy Nuclear Group, LLC (CENG), a joint venture of Constellation Energy and EDF Group.  He will continue an association with Constellation Energy as a director of its subsidiary Baltimore Gas and Electric Company (BGE).

“Mike Wallace is one of the most respected and influential leaders in the U.S. nuclear industry and has made extraordinary contributions at our company and across our industry,” said Mayo A. Shattuck III, chairman, president and CEO, Constellation Energy. “Under Mike’s leadership, Constellation Energy significantly expanded its nuclear and fossil generation fleet and established company and industry milestones for efficiency, reliability and safety. Moreover, Mike’s leadership has been instrumental in helping the company navigate through the challenges of the past two years, ending up with the company now well positioned for the future.

“Mike has been — and continues to be — an indefatigable advocate for new nuclear development.  His knowledge, dedication and enthusiasm have played an important role in helping to reestablish broad public and political support for nuclear energy,” said Shattuck. “Mike’s experience and detailed knowledge of nuclear construction, nuclear operations and the nuclear regulatory framework have earned him widespread respect across the industry and in local, state and federal governments. He has played a pivotal and indispensable role in advancing nuclear power in America and is among the key industry leaders who have helped to establish the foundation for a new nuclear renaissance.”

“Like many in our industry and most Americans, I believe nuclear energy must be an essential component of our nation’s long-term energy policy,” said Wallace.  “I believe our nation will find the public and political will to drive new nuclear development and to once again become a global nuclear leader.  It’s been an honor to be on the front lines of that effort; I have every confidence we’ll achieve our goals.  As I move into a new phase of my professional life, I expect to continue my advocacy for new nuclear development.

“Throughout my career, I’ve had the privilege of working with exceptional management teams, boards of directors and an extraordinary group of individuals at nuclear and fossil plants across the nation,” said Wallace.  “The professionalism and dedication of these individuals has been a career-long source of inspiration.  I cannot overstate my admiration for these professionals, nor can I overstate the value I place on these friendships and relationships. In particular, my nine years at Constellation Energy have been an exceptionally rewarding experience as I have been privileged to work with extraordinary individuals who have time and again demonstrated the highest levels of integrity, dedication and loyalty as they capitalized on opportunities and addressed challenges. My respect for the Constellation Energy team, at all levels, is enormous.”

Wallace joined Constellation Energy in 2002 as president of the company’s generation group. Prior to joining the company, he was co-founder and managing director of Barrington Energy Partners, LLC, an energy consulting firm.  He began his career in 1974 as an engineer with Unicom/ComEd and later served as ComEd’s chief nuclear officer, responsible for the operation of the company’s 12 nuclear generating units at six power plant sites.  Wallace also has extensive nuclear power plant construction experience, having been responsible for the completion of ComEd’s last nuclear power plant, Braidwood, from 1982 to 1988.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading supplier of energy products and services to wholesale and retail electric and natural gas customers. It owns a diversified fleet of generating units located in the United States and Canada, totaling approximately 9,000 megawatts of generating capacity, and is among the leading advocates for the development of new nuclear plants in the United States. The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $15.6 billion in 2009.